Chembio Receives CLIA Waiver for HIV 1/2 STAT-PAK ™
Potential Customers: 189,000 Doctor’s Offices and Clinics

MEDFORD, N.Y. November 28, 2006 -Chembio Diagnostics Inc. (OTCBB: CEMI) has received CLIA Waiver for one of its two FDA-approved rapid HIV tests, HIV 1/2 STAT-PAK™. The CLIA (Clinical Laboratory Improvement Act) waiver allows Chembio to market these HIV tests to a potential market of approximately 189,000 laboratory entities across the United States, including doctors’ offices and clinics.

Larry Siebert, Chief Executive Officer of Chembio said, “CLIA Waiver is an important milestone, as this now allows us to submit final labeling changes to the FDA for marketing by Inverness Medical Innovations (AMEX: IMA), our U.S. marketing partner for this product. These changes will be submitted during December which should permit sales to begin in the first quarter of 2007. We are glad that as we approach World AIDS Day this Friday to be entering a US market that we believe is expanding as a result of the recent CDC recommendations for routine HIV testing in the United States. We believe therefore that Inverness has an excellent opportunity to be successful with this product and our other FDA approved product, SURE CHECK HIV® 1/2. A CLIA Waiver application for that product was submitted, and is currently under review by the FDA.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP™), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

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Investors: James Carbonara
Media: Susan Morgenbesser